As filed with the Securities and Exchange Commission on July 16, 1996
                                                 Registration No. 33-
- ---------------------------------------------------------------------
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                     ______________________
                            FORM S-3
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                    ICN PHARMACEUTICALS, INC.
     (Exact Name of Registrant as Specified in its Charter)

                  Delaware                     33-0628076
       (State or Other Jurisdiction         (I.R.S. Employer
     of Incorporation or Organization)    Identification No.)

                       3300 Hyland Avenue
                  Costa Mesa, California  92626
                         (714) 545-0100
  (Address, Including Zip Code, and Telephone Number, Including
     Area Code, of Registrant's Principal Executive Offices)

                           Copies To:
                          David C. Watt
Executive Vice President, General Counsel and Corporate Secretary
                    ICN Pharmaceuticals, Inc.
                       3300 Hyland Avenue
                 Costa Mesa, California   92626
                         (714) 545-0100
    (Name, Address, Including Zip Code, and Telephone Number,
              Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                 Calculation of Registration Fee
- -----------------------------------------------------------------------------------------------------
Title of Each
Class of                                Proposed Maximum    Proposed Maximum
Securities to be    Amount to be        Offering Price Per  Aggregate Offering  Amount of
Registered (1)      Registered (1)      Share (2)           Price (2)           Registration Fee (2)
- ------------------  ------------------  ------------------  ------------------  ---------------------
Common Stock,       233,274             $23.06              $5,379,298.44       $1,854.93
$.01 par value

- -----------------------------------------------------------------------------------------------------

(1)  Also includes associated Preferred Stock Purchase Rights.
(2) The offering price per share is estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and is based upon the average of the high and low price of shares of Common Stock as reported on the New York Stock Exchange on July 9, 1996 (which date is within five business days prior to the date of the filing of this Registration Statement).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           REDHERRING

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission.
These Securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


   Subject to Completion, Dated July 16 ,1996

   PROSPECTUS

                    ICN PHARMACEUTICALS, INC.

                 233,274 SHARES OF COMMON STOCK

     This Prospectus relates to 233,274 shares (the "Shares") of Common Stock, $ .01 par value, including associated Preferred Stock Purchase Rights (the "Common Stock), of ICN Pharmaceuticals, Inc., a Delaware corporation (the "Company" or "ICN"), that may from time to time be sold by the Stockholders identified herein
(the "Selling Stockholders").    The Company will not receive any
of the proceeds from the sale of the Shares. However, under certain circumstances, the Selling Stockholders will be required to pay to the Company the amount, if any, by which the proceeds from the sale of their Shares exceeds certain agreed upon price thresholds. Conversely, under certain circumstances, the Company will be required to pay each Selling Stockholder the amount, if any, by which the proceeds from the sale of such Selling Stockholders Shares is less than certain agreed upon price thresholds. The Company has agreed to bear all expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

     The Shares may be sold from time to time by the Selling Stockholders or, in certain cases, by transferees or assignees. Such sales may be made in the over - the - counter market, on the New York Stock Exchange or other exchanges (if the Common Stock is listed for trading thereon), or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Shares covered by this Prospectus were originally issued in private placements made by the Company under Rule 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with the acquisitions by the Company of (i) 40% of the outstanding common stock of SeaLite Sciences, Inc. ("SeaLite"), the owner of patented diagnostic technology which can be used to produce extremely sensitive test kits, in December 1995 and (ii) all the outstanding common stock of Gly-Derm, Inc. ("Gly-Derm"), a Michigan based skin care company, in February 1996. The acquisition of Gly-Derm, together with the consummated and proposed acquisitions discussed under "Recent Developments," do not, individually or in the aggregate, constitute the acquisition of significant businesses as defined by Regulation S-X promulgated by the Securities and Exchange Commission (the "Commission").

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Common Stock is traded on the New York Stock Exchange
("NYSE") under the symbol "ICN." On July 15, 1996, the closing sale price per share, as reported by the NYSE, was $23.25.

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH
DEGREE OF RISK.  SEE "RISK FACTORS".

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
    SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The Date of this Prospectus is July __, 1996.

                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copies obtained (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the Commission's Regional Offices in New York, at 7 World Trade Center 13th Floor, New York, New York 10048 and in Chicago, at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained (at prescribed rates), by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the NYSE, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act with respect to the Shares. This Prospectus does not contain all the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the Commission's rules and regulations. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission as described above.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following reports and documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference as of their respective dates:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995 as amended by Form 10-K/A-
         1, dated April 29, 1996.

     2. Quarterly Report on Form 10-Q for the three months ended March 31, 1996.

     3.  The description of the Common Stock and associated
         Preferred Stock Purchase Rights contained in the
         Registration Statement on Form 8-A, dated November
         10, 1994.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares pursuant to this Prospectus (this "Offering") shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and documents. Any statement contained herein or in a report or document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed report or document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.


     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE REPORTS AND DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS THERETO, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH REPORTS OR DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO DAVID C. WATT, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, ICN PHARMACEUTICALS, INC., 3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626. TELEPHONE INQUIRIES MAY BE DIRECTED TO DAVID C. WATT AT
(714) 545-0100.

                           THE COMPANY

     On November 1, 1994, the stockholders of ICN
Pharmaceuticals, Inc. ("Old ICN"), SPI Pharmaceuticals, Inc. ("SPI"), Viratek, Inc. ("Viratek"), and ICN Biomedicals, Inc. ("Biomedicals") (collectively, the "Predecessor Companies") approved the combination of the Predecessor Companies ("the Merger"). On November 10, 1994, SPI, Old ICN and Viratek merged into ICN Merger Corp., and Biomedicals merged into ICN Subsidiary Corp., a wholly-owned subsidiary of ICN Merger Corp. In conjunction with the Merger, ICN Merger Corp. was renamed ICN Pharmaceuticals, Inc. For accounting purposes, SPI is the acquiring company and as a result, the Company reports the historical financial data of SPI in its financial results. Subsequent to the Merger, the results of the Company include the combined operations of all Predecessor Companies.

     ICN is a multinational research-based pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, nutrition, research and diagnostic products. The Company pursues a strategy of international expansion which includes (i) research and development of proprietary products with the potential to be significant contributors to the Company's global operations; (ii) penetration of major pharmaceutical markets by means of targeted acquisitions; and
(iii) expansion in these major markets through the development or acquisition of pharmaceutical products that meet the particular needs of each market.

     The Company distributes and sells a broad range of prescription and over-the-counter pharmaceutical and nutritional products in over 60 countries worldwide, primarily in North America, Latin America, Western Europe and Eastern Europe. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, myasthenia gravis, cancer, cardiovascular disease, diabetes and psychiatric disorders. The Company's leading product is the broad spectrum antiviral agent ribavirin, which is marketed in the United States, Canada and most of Europe under the trade name Virazole(registered trademark). Virazole(registered trademark) is currently approved for commercial sale in over 40 countries for one or more of a variety of viral infections, including respiratory syncytial virus ("RSV"), herpes simplex, influenza, chicken pox, hepatitis and HIV. In the United States, Virazole(registered trademark) is approved only for use in hospitalized infants and young children with severe lower respiratory infections due to RSV.

     The Company believes it has substantial opportunities to realize growth from its internally developed compounds. These compounds are the result of significant investments in its research and development activities related to nucleic acids conducted over three decades. The Company believes that the approval of Virazole(registered trademark) for the treatment of chronic hepatitis C would be important to the Company because of the potential size of the chronic hepatitis C market both in the United States and abroad. On June 1, 1994, a New Drug Application ("NDA") was filed with the United States Food and Drug Administration (the "FDA") for the use of Virazole(registered trademark) for the treatment of chronic hepatitis C in the United States. Similar applications for approval to market Virazole(registered trademark) for chronic hepatitis C were filed in the European Union, Canada, Sweden, Norway, Finland, Australia and New Zealand. Following the submission of the NDA, the FDA raised serious questions regarding the safety and efficacy of Virazole(registered trademark). Similar questions were raised by foreign reviewers.
Subsequently, the Company withdrew its NDA for Virazole(registered trademark) and the applications for Virazole(registered trademark) submitted in other world markets. On July 28, 1995, the Company entered into an agreement (described below) with a subsidiary of Schering-Plough Corporation (collectively with such subsidiary, "Schering") to license ribavirin (Virazole(registered trademark)) as a treatment for chronic hepatitis C in combination with Schering's alpha interferon (the "Combination Therapy"). The FDA subsequently approved a protocol for the testing of the Combination Therapy, and Schering is currently conducting Phase III clinical trials of the Combination Therapy. To obtain FDA approval of Virazole(registered trademark) for use in Combination Therapy, the Company and Schering must demonstrate that Combination Therapy is safer and more effective in treating chronic hepatitis C than alpha interferon alone. Schering is also testing the Combination Therapy pursuant to protocols approved by the European Union. The Company continues to believe that Virazole(registered trademark) has potential in the treatment of hepatitis C in Combination Therapy and is taking all steps necessary to capitalize on its full potential.

     Pursuant to an Exclusive License and Supply Agreement (the "License Agreement") with Schering, the Company licensed ribavirin to Schering for use in Combination Therapy. The License Agreement provided the Company an initial non-refundable payment by Schering of $23,000,000, and future royalty payments to the Company for marketing of ribavirin, including certain minimum royalty rates. Schering will have exclusive marketing rights for ribavirin for hepatitis C worldwide, except that the Company will retain the right to co-market the drug in the countries of the European Union. In addition, Schering will purchase up to $42,000,000 in Common Stock upon the achievement of certain regulatory milestones. Under the License Agreement, Schering will be responsible for all clinical developments worldwide.

     The Company believes it is positioned to expand its presence in the pharmaceutical markets in Eastern Europe. In 1991, a 75% interest was acquired in Galenika Pharmaceuticals, a large drug manufacturer and distributor in Yugoslavia. Galenika Pharmaceuticals was subsequently renamed ICN Galenika ("Galenika"). This acquisition added new products and significantly expanded the sales volume of the Company. With the investment in Galenika Pharmaceuticals, the Company became one of the first Western pharmaceutical companies to establish a direct investment in Eastern Europe. Galenika continues to be a significant part of the Company's operations although its sales and profitability have, at times, been substantially diminished owing principally to the imposition of sanctions on Yugoslavia by the United Nations. However, in December 1995, the United Nations Security Council adopted a resolution that suspended economic sanctions imposed on the Federal Republic of Yugoslavia since May of 1992. The suspension of economic sanctions has enabled Galenika to resume exporting certain of its product lines to Russia, other Eastern Europe Markets, Africa, the Middle East and the Far East. Additionally, during 1995, in pursuing its Eastern Europe expansion strategy, the Company acquired a 75% interest in Oktyabr, a pharmaceutical company in the Russian Republic.

     In addition to its pharmaceutical operations, the Company also develops, manufacturers and sells a broad range of research chemical products, diagnostic reagents and radiation monitoring services. The Company markets these products internationally to major scientific, academic, health care and governmental institutions through catalog and direct mail marketing programs.

     The principal executive offices of the Company are located at 3300 Hyland Avenue, Costa Mesa, California 92626. The telephone number at such address is (714) 545-0100.

                          RISK FACTORS

     AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK AND MAY NOT BE APPROPRIATE FOR INVESTORS WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE PURCHASERS OF THE SHARES SHOULD BE FULLY AWARE OF THE RISK FACTORS SET FORTH HEREIN. THIS PROSPECTUS CONTAINS OR INCORPORATES STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THOSE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE AND MAY INCLUDE STATEMENTS REGARDING, AMONG OTHER MATTERS, THE COMPANY'S GROWTH OPPORTUNITIES, THE COMPANY'S ACQUISITION STRATEGY, REGULATORY MATTERS PERTAINING TO GOVERNMENTAL APPROVAL OF THE MARKETING OR MANUFACTURING OF CERTAIN OF THE COMPANY'S PRODUCTS AND OTHER FACTORS AFFECTING THE COMPANY'S FINANCIAL CONDITION OR RESULTS OF OPERATIONS. PROSPECTIVE INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THE FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED IN SUCH FORWARD LOOKING KNOWN AND UNKNOWN STATEMENTS. SUCH FACTORS INCLUDE THE VARIOUS RISK FACTORS DESCRIBED BELOW.

     DEPENDENCE ON FOREIGN OPERATIONS

     Approximately 75% and 75% of the Company's net sales for 1995 and the three months ended March 31, 1996, respectively, were generated from operations outside the United States. The Company operates directly and through distributors in North America, Latin America (principally Mexico), Western Europe and Eastern Europe and through distributors elsewhere in the world. Foreign operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, limitations on foreign participation in local enterprises, health-care regulation and other restrictive governmental actions. Changes in the relative values of currencies take place from time to time and may materially affect the Company's results of operations. Their effects on the Company's future operations are not predictable.

     RISK OF OPERATIONS IN YUGOSLAVIA

     Galenika represents a material part of the Company's business. Approximately 46% and 45% of the Company's net sales for 1995 and the three months ended March 31, 1996, respectively, were from Galenika. In addition, approximately 49% and 36% of the Company's operating income for 1995 and the three months ended March 31, 1996, respectively, were from Galenika. The current political and economic circumstances in Yugoslavia create certain business risks particular to that country. Between May 1992 and December 1995, Yugoslavia had been operating under sanctions imposed by the United Nations which had severely limited the ability to import raw materials for manufacturing and had prohibited all exports. While the sanctions were suspended in December 1995, certain risks such as hyperinflation, currency devaluations, wage and price controls and potential government action could continue to have a material adverse effect on the Company's results of operations.

     Galenika is subject to price controls in Yugoslavia. The size and frequency of government-approved price increases are influenced by local inflation, devaluations, cost of imported raw materials and demand for Galenika products. During 1995, Galenika received fewer price increases than in the past due to lower relative levels of inflation. As inflation increases, the size and frequency of price increases are expected to increase. Price increases obtained by Galenika are based on economic events preceding such an increase and not on expectations of ongoing inflation. A lag in approved price increases could reduce the gross margins that Galenika receives on its products. Although the Company expects that Galenika will limit sales of products that have poor margins until an acceptable price increase is received, the impact of an inability to obtain adequate price increases in the future could have an adverse impact on the Company as a result of declining gross profit margins or declining sales in an effort to maintain existing gross margin levels.

     RISK OF OPERATIONS IN EASTERN EUROPE AND RUSSIA

     The Company has an investment in Russia through its 75% interest in the Russian pharmaceutical company Oktyabr. The Company has purchased a 40% investment in a U.S. Company which formed a joint venture with a joint stock company in Kazakhstan to convert a former Soviet scientific production complex in Kazakhstan into a pharmaceutical manufacturing and distribution plant and also acquired a 72.4% interest in Lekstredstva, a Russian pharmaceutical company. In addition, the Company recently won a competitive bid to purchase up to a 59% interest in Alkaloida Chemical Co., a Hungarian state-owned pharmaceutical company. The Company is also considering several other strategic acquisitions and investments in Eastern Europe. Although the Company believes that investment in Russia and Eastern Europe offers access to growing world markets, the economic and political conditions in such countries are unstable. See "Recent Developments."

     NO ASSURANCE OF SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION
     OF FUTURE PRODUCTS

     The Company's future growth will depend, in large part, upon its ability to develop or obtain and commercialize new products and new formulations of or indications for current products. The Company is engaged in an active research and development program involving compounds owned by the Company or licensed from others which the Company may, in the future, desire to develop commercially. There can be no assurance that the Company will be able to develop or acquire new products, obtain regulatory approvals to use such products for proposed or new clinical indications in a timely manner, manufacture its potential products in commercial volumes or gain market acceptance for such products. In addition, the Company may require financing over the next several years to fund costs of development and acquisitions of new products and, if Virazole(registered trademark) is approved for treatment of chronic hepatitis C in Combination Therapy (for which there can be no assurance), to expand the production and marketing of Virazole(registered trademark) in the countries of the European Union where the Company has retained marketing rights under the License Agreement. It may be desirable that the Company enter into licensing arrangements with other pharmaceutical companies in order to market effectively any new products or new indications for existing products such as the License Agreement with Schering for the marketing of Virazole(registered trademark) for Combination Therapy (if approved). There can be no assurance that the Company will be successful in raising such additional capital or entering into such marketing arrangements, if required, or that such capital will be, raised, or such marketing arrangements will be, on terms favorable to the Company.

     LIMITED PATENT PROTECTION

     The Company may be dependent on the protection afforded by its patents relating to Virazole(registered trademark) and no assurance can be given as to the breadth or degree of protection which these patents will afford the Company. The Company has patent rights in the United States expiring in 1999 relating to the use of Virazole(registered trademark) to treat specified human viral diseases. If future development of Virazole(registered trademark) in Combination Therapy is successful and approval is granted in the United States, an additional award of exclusivity will be granted of up to three years from date of approval (Waxman-Hatch Act); however, there can be no assurance that such development will be successful or that such approval will be obtained. While the Company has patents in certain foreign countries covering use of Virazole(registered trademark) in the treatment of certain diseases, which coverage and expiration varies and which patents expire at various times through 2006, the Company has no, or limited, patent rights with respect to Virazole(registered trademark) and/or its use in certain foreign countries where Virazole(registered trademark) is currently, or in the future may be, approved for commercial sale, including France, Germany and Great Britain. However, the Company and Schering intend to file applications for approval of Combination Therapy through a centralized procedure in the European Union (which includes France, Germany and Great Britain). If such approval is granted, the Company and Shering would be afforded either six or ten years (depending upon the particular country) of protection for the Combination Therapy against competition . There can be no assurance that the loss of the Company's patent rights with respect to Virazole(registered trademark) upon expiration of the Company's patent rights in the United States, Europe and elsewhere will not result in competition from other drug manufacturers or will not otherwise have a significant adverse effect upon the business and operations of the Company.

     As a general policy, the Company expects to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products which it may develop or acquire in the future. However, there can be no assurance that any patents applied for will be granted, or that, if granted, they will have commercial value or as to the breadth or the degree of protection which these patents, if issued, will afford the Company. The Company intends to rely substantially on its unpatented proprietary know-how, but there can be no assurance that others will not develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how. Patents for pharmaceutical compounds are not available in certain countries in which the Company markets its products.

     Marketing approvals in certain foreign countries provide an additional level of protection for products approved for sale in such countries.

     UNCERTAIN IMPACT OF ACQUISITION PLANS

     The Company intends aggressively to continue its strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations.
Should the Company complete any material acquisition, the Company's success or failure in integrating the operations of the acquired company may have a material impact on the future growth or success of the Company. See "Recent Developments."

     POTENTIAL LITIGATION EXPOSURE

     ICN is a defendant in various lawsuits including certain consolidated class action lawsuits alleging, among other things, violations of federal securities laws. The plaintiffs in these lawsuits allege that ICN made, or aided and abetted other defendants in making, misrepresentations of material facts and omitted to state material facts concerning the business, financial condition and future prospects of the Company, primarily concerning developments regarding Virazole(registered trademark), including statements made in the 1980's concerning the efficacy and safety of the drug and the market for the drug in the treatment of AIDS and AIDS related diseases, and statements made in 1994 and 1995 concerning the Company's NDA for the use of Virazole(registered trademark) for the treatment of chronic hepatitis C (the "Hepatitis C NDA").

     The Commission is conducting a private investigation (the "Commission Investigation") with respect to certain matters pertaining to the status and disposition of the Hepatitis C NDA, including whether, during the period June 1994 through February 1995, the Company, persons or entities associated with it and others (including Mr. Milan Panic, Chairman, President and Chief Executive Officer of the Company), in the offer and sale or in connection with the purchase and sale of Common Stock, engaged in possible violations of federal securities laws, by having possibly: (i) made false or misleading statements or omitted material facts with respect to the status and disposition of the Hepatitis C NDA; (ii) purchased or sold Common Stock while in possession of material, non-public information concerning the status and disposition of the Hepatitis C NDA; or (iii) conveyed material, non-public information concerning the status and disposition of the Hepatitis C NDA, to other persons who may have purchased or sold Common Stock. The Company is cooperating with the Commission in its investigation.

     The Company has received a Subpoena (the "Subpoena") from a Grand Jury in the United States District Court, Central District of California requesting the production of documents covering a broad range of matters over various time periods. The Company and Milan Panic are subjects of the investigation. The Company is cooperating with the production of documents pursuant to the Subpoena.

     DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its management, including Milan Panic, its Chairman, President and Chief Executive Officer. The loss of their services could have a material adverse effect on the Company. The Company cannot predict what effect, if any, the Commission's Investigation and the Subpoena may have on Mr. Panic's ability to continue to devote services on a full time basis to the Company. See " - Potential Litigation Exposure," above.

     POTENTIAL PRODUCT LIABILITY EXPOSURE AND LACK OF INSURANCE

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from the Company's products. The Company generally self-insures against potential product liability exposure with respect to its marketed products, including Virazole(registered trademark). While to date no material adverse claim for personal injury resulting from allegedly defective products, including Virazole(registered trademark), has been successfully maintained against the Company or any of its predecessors, a substantial claim, if successful, could have a material adverse effect on the Company.

     GOVERNMENT REGULATION

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans in such respective jurisdictions. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. No assurance can be given that authorization of the commercial sale of any new drugs or compounds by the Company for any application will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful.

     The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities. Failure to comply with applicable regulatory requirements can result in, among other things, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay the Company from obtaining future regulatory approvals.

     The Company is subject to price control restrictions on its pharmaceutical products in the majority of countries in which it operates. To date, the Company has been affected by pricing adjustments in Spain and by the lag in allowed price increases in Yugoslavia and Mexico, which have created lower sales in U.S. dollars and reductions in gross profit. Future sales and gross profit could be materially affected if the Company is unable to obtain price increases commensurate with the levels of inflation.

     COMPETITION

     The Company operates in a highly competitive environment. The Company's competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities than the Company, are actively engaged in marketing products similar to those of the Company and in developing new products similar to those proposed to be developed and sold by the Company. Others may succeed in developing products that are more effective than those marketed or proposed for development by the Company. Progress by other researchers in areas similar to those being explored by the Company may result in further competitive challenges. In early 1996, MedImmune, Inc. began marketing in the United States RespiGam, a prophylactic drug for the treatment of RSV. The Company is aware of several other ongoing research and development programs which are attempting to develop new prophylactic and therapeutic products for treatment of RSV. Although the Company will follow publicly disclosed developments in this field, on the basis of currently available data, it is unable to evaluate whether RespiGam or the other technology being developed in these programs poses a threat to the Company's current market position in the treatment of RSV or its revenue streams. The Company may also face increased competition from manufacturers of generic pharmaceutical products when certain of the patents covering certain of its currently marketed products expire.

                       RECENT DEVELOPMENTS

     In June 1996, the Company acquired a 72.4% interest in Lekstredstva, a Russian pharmaceutical company, for approximately $5.7 million in cash. The Company has plans to increase its interest in Lekstredstva to 95% by making purchases from existing stockholders for an additional approximate $600,000.

     In June 1996, the Company entered into an agreement to acquire the Dosimetry Service division of Siemens Medical Systems, Inc. ("Siemens") for approximately $22.7 million subject to certain post-closing adjustments. Dosimetry is a leading provider of worldwide commercial services used to measure occupational exposure to radiation. At the election of the Company, the purchase price may be paid in cash or shares of Common Stock (the "Dosimetry Shares"). The number of Dosimetry Shares to be issued at the closing of the acquisition (the "Dosimetry Closing") would be determined based upon market prices of the Common Stock for a specified period prior thereto (the "Issue Price"). The Company presently intends to pay the purchase price in Common Stock. In that event, Siemens would have the right, exercisable on or before September 16, 1996, to require the Company to repurchase on September 27, 1996, all of the Dosimetry Shares then owned by it for the Issue Price of such Shares in cash (subject to adjustment under certain circumstances). In addition, the Company has agreed to file a registration statement covering the Dosimetry Shares within five days of the Dosimetry Closing. Additional registration rights with respect to the Dosimetry Shares would be granted to Siemens during the two year period following the Dosimetry Closing (subject to extension under certain circumstances). The Company anticipates that the Dosimetry Closing will occur in July 1996, subject to the satisfaction (or waiver) of certain customary closing conditions.

     In June 1996, the Company won a competitive bid to purchase up to a 59% interest in Alkaloida Chemical Co., a Hungarian state-owned pharmaceutical company, for approximately $21.9 million in cash. The Company anticipates that this transaction will close in September 1996, subject to the negotiation of a definitive agreement.

     In May 1996, the Company purchased a 40% investment in KAMED Financial, Inc. ("KF"), a Delaware company, for an anticipated investment of $3,000,000. KF formed a joint venture with Biomedpreparat ("BP"), a Kazak joint stock company which is owned by the State Property Committee and by the employees of BP, to convert BP from a Soviet scientific production complex located in Kazakhstan into a pharmaceutical manufacturing and distribution plant. KF has a 51% interest in the joint venture.

     Neither the acquisition of Gly-Derm (which was consummated in 1996), nor the completed or proposed acquisitions discussed above, individually or in the aggregate, constitute the acquisition of significant businesses as defined by Regulation S-
X promulgated by the Commission.

     As previously discussed, in January 1995, an action was commenced by a former employee against the Company and the Company's Chairman. The complaint asserted causes of action for sex discrimination and harassment and for violations of the California Department of Fair Employment and Housing statute and a provision of the California Government Code. On June 30, 1996, the Company settled the case without admitting any wrongdoing. Terms of the settlement are sealed under court order.

                         USE OF PROCEEDS

     Since this Prospectus relates to the offering of Shares by the Selling Stockholders, the Company will not receive any of the proceeds from the sale of the Shares offered hereby. However, under certain circumstances, the Selling Stockholders will be required to pay to the Company the amount, if any, by which the proceeds from the sale of their Shares exceeds certain agreed upon price thresholds. Conversely, under certain circumstances the Company will be required to pay each Selling Stockholder the amount, if any, by which the proceeds from the sale of such Selling Stockholder's Shares is less than certain agreed upon price thresholds. See "Selling Stockholder -- Price Protection"

                      SELLING STOCKHOLDERS

     An aggregate of 233,274 Shares are being offered for the account of the Selling Stockholders identified in the table below. The following table provides certain information, as of the date of this Prospectus, with respect to the Shares owned by the Selling Stockholders (which information has been furnished to
the Company by the Selling Stockholders).    Because the Selling
Stockholders may sell all or part of the Shares which they hold pursuant to this Prospectus and because this Offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Shares that will be held by the Selling Stockholder upon termination of this Offering. See "Plan of Distribution."

     As of June 30, 1996, the Company had outstanding approximately 31,835,000 shares of Common Stock. The Shares represent in the aggregate less than 1% of the outstanding shares of Common Stock.

SELLING STOCKHOLDER INFORMATION

                          NAME                   Number of
                                                 Shares of
                                               Common Stock
             Marvin E. Klein, Trustee
             Marvin E. Klein Revocable Trust      29,683
             7/74

             Dr. Maurice Belkin, Trustee
             Maurice Belkin Revocable Trust       42,830

             Irving F. Keene and Diane F.
             Keene, Trustees of the Diane F.      24,735
             Keene Insurance Trust
             dated December 29, 1989

             Helene Davidson and Diane F.
             Keene, Trustees of the Diane F.       4,946
             Keene Grantor Trust

             Sidney H. Weber                       3,385

             Steven J. Cohen                       1,236

             Sylvia Glover                         1,236

             Patricia Ann Wendel                  13,208

             Phyllis F. Fine                       2,139

             Jennifer L. Markusic                  1,236

             Noel H. Upfall                       12,394

             Jeffrey M. Weber                      1,938

             Robert T. Goldman                       961

             Daisy P. Ramos                          961

             Daniel B. Seff                          961

             Judith C. Redmond Trustee               387

             Richard S. Schwartz                     387

             Marvin D. Siegel                        387

             SeaLite Sciences, Inc.                89,264
                                              _____________
             Total                                233,274
                                              =============


     All of the Selling Stockholders (other than SeaLite) (the "Gly-Derm Selling Stockholders") acquired their Shares as partial consideration for the Company's acquisition of Gly-Derm. SeaLite acquired its Shares as consideration for the Company's acquisition of its equity interest in SeaLite. The registration effected hereby is being effected pursuant to certain registration rights granted by the Company at the time of the issuance of the Shares. In the case of the Shares held by the Gly-Derm Selling Stockholders, the registration rights extend to transferees and assigns. If applicable, this Offering would include sales of Shares by such transferees and assigns.


PRICE PROTECTION

Gly Derm
- --------

     Pursuant to the Common Stock Undertaking Agreement (the "Undertaking Agreement") between Gly-Derm, the Gly-Derm Selling Stockholders and the Company, if, during the Guaranty Period (as defined below), Shares are sold by any Gly-Derm Selling Stockholder pursuant to the Registration Statement at a price (after deducting customary sales commissions) greater than approximately $20.83, subject to adjustment under certain circumstances (the "Gly-Derm Guaranty Price"), such Gly-Derm Selling Stockholder has agreed to pay to the Company such excess. Conversely, if, during the Guaranty Period, Shares are sold by any Gly-Derm Selling Stockholder pursuant to the Registration Statement at a price (after deducting customary sales commissions) less than the Guaranty Price, the Company has agreed to pay such deficit to such Gly-Derm Selling Stockholder. The obligations of the Company pursuant to these provisions are required to be paid in Common Stock (valued based upon market prices of the Common Stock for a specified period prior to such sale) and the obligations of the Gly-Derm Selling Stockholder pursuant to the provisions are required to be paid, at the election of the applicable Gly-Derm Selling Stockholder, in cash, Common Stock (valued at the prices received by the Gly-Derm Selling Stockholder upon disposition) or a combination thereof.

     Similar provisions apply to sales by the Gly-Derm Selling Stockholders of Shares pursuant to Rule 144 or as otherwise approved in advance by the Company (the Company being obligated under certain circumstances to repurchase Shares based upon then market price if it does not approve certain requested dispositions of Shares by Gly-Derm Selling Stockholders).

     The Guaranty Period is defined in the Undertaking Agreement as the period ending the earlier of (i) 120 days after the effective date of the Registration Statement (provided that the Registration Statement remains effective for 120 days), or (ii) May 28, 1998.

     In the event that a Gly-Derm Selling Stockholder is permitted to sell Shares pursuant to the Registration Statement, or Rule 144 is available, at the time the Guaranty Period expires and the then market price of the Common Stock (as defined) is greater than the Guaranty Price, the Gly-Derm Selling Stockholder is required to pay the Company the excess in cash, Common Stock (valued based upon market prices of the Common Stock for a specified period prior to such sale) or a combination thereof.
If Rule 144 is not available, or the Registration Statement is not effective, within 30 days after the expiration of the Guaranty Period, each Gly-Derm Selling Stockholder has a right to require the Company to repurchase all of his or her Shares at the Guaranty Price.

     The Shares owned by the Gly-Derm Selling Stockholders are presently held by First Trust of California National Association, as escrow agent. Of these Shares held in escrow, 1/6 are being held in escrow in the event the Company has indemnification claims against the Gly-Derm Selling Stockholders under the agreement pursuant to which the Company acquired Gly-Derm (the "Gly-Derm Acquisition Agreement"). The remaining Shares are being held in escrow in the event the Gly-Derm Selling Stockholders are required to make payments to the Company pursuant to the Undertaking Agreement as described above.

     The Shares do not include any shares of Common Stock which the Gly-Derm Selling Stockholders may be entitled to receive pursuant an earn-out provision contained in the Gly-Derm Acquisition Agreement. The maximum earn-out payable by the Company is $2.6 million, of which the first $1 million is payable in cash and the balance is payable 50% in cash and 50% in shares of Common Stock (based upon the market price of the Common Stock at the time of payment).

SeaLite
- -------

     Under the terms of the agreement pursuant to which the Company issued Shares to SeaLite (the "SeaLite Agreement"), if the aggregate proceeds (net of broker or dealer fees, discounts and expenses, and all transfer and other taxes) from sales of Shares by SeaLite to unaffiliated persons during the Protected Period (as defined below) is greater than approximately $20.72 times the number of Shares sold, SeaLite is required to pay to the Company an amount in cash equal to such excess. Conversely, if the aggregate proceeds (net of broker or dealer fees, discounts and expenses, and all transfer and other taxes) from sale of Shares to unaffiliated persons during the Protected Period is less than approximately $20.72 times the number of Shares sold, the Company is required to pay to SeaLite an amount in cash equal to such deficit.

     Protected Period means the period from the consummation of the SeaLite Agreement until ninety (90) days after the earlier of
(i) the effective date of the Registration Statement or (ii) the date on which the Shares issued to SeaLite are eligible to be sold under Rule 144.

     The descriptions set forth above of the Undertaking Agreement and SeaLite Agreement are summaries and as such are subject to and qualified in their entirety by reference to the text of the Undertaking Agreement and the SeaLite Agreement, respectively, copies of which are attached as exhibits to the Registration Statement.

                      PLAN OF DISTRIBUTION

     The Selling Stockholders are offering the Shares for their own account, and not for the account of the Company. The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, under certain circumstances, the Selling Stockholders will be required to pay to the Company the amount, if any, by which the proceeds from the sale of their Shares exceed certain agreed upon price thresholds. Conversely, under certain circumstances the Company will be required to pay each Selling Stockholder the amount, if any, by which the proceeds from the sale of such Selling Stockholder's Shares is less than certain agreed upon price thresholds. See "Selling Stockholder -- Price Protection."

     The Shares may be sold from time to time by the Selling Stockholders or, in certain cases, by their transferees or assigns. Such sales may be made in the over-the-counter market, on the New York Stock Exchange or other exchanges (if the Common Stock is listed for trading thereon), or otherwise at prices and at terms then prevailing, at prices related to the then current market price or at negotiated prices. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by such broker-dealer, agent or underwriter and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock during any applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, such Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of Common Stock by such Selling Stockholder.

     In the Undertaking Agreement, the Company has agreed to indemnify the Gly-Derm Selling Stockholders and each person controlling a Gly-Derm Selling Stockholder against all claims, losses, damages and liabilities (or actions in respect thereof), including any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with the Registration Statement; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by the Gly-Derm Stockholders and stated to be specifically for use in the Registration Statement. The Gly-Derm Selling Stockholders have each agreed to indemnify the Company, each of its directors and officers and each person who controls the Company within the meaning of the Securities Act and the rules and regulations thereunder, against all claims, losses, damages and liabilities (or actions in respect thereof), including any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the Registration Statement in reliance upon and in conformity with written information furnished to the Company by the Gly-Derm Selling Stockholders and stated to be specifically for use in the Registration Statement; provided, however, that the obligations of the Gly-Derm Selling Stockholders are limited to an amount equal to the proceeds to the Gly-Derm Selling Stockholders of Shares sold pursuant to the Registration Statement or otherwise as contemplated by the Undertaking Agreement.

     There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered by them hereunder. To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

     The registration effected hereby is being effected pursuant to certain registration rights previously granted by the Company to the Gly-Derm Selling Stockholders in the Undertaking Agreement and to SeaLite in the SeaLite Agreement. The Company will bear the expense of such registration, other than selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders.

                          LEGAL MATTERS

     The legality of the Shares offered hereby will be passed upon for the Company by David C. Watt, Executive Vice President, General Counsel and Corporate Secretary of the Company. As of July 15, 1996, Mr. Watt beneficially owned 100,332 shares of Common Stock, including 98,337 shares which he has the right to acquire upon the exercise of currently exercisable stock options.

                 INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheets as of December 31, 1995 and 1994, and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been included herein in reliance on the report, which includes, as it relates to 1994 and 1993, an emphasis of matter paragraph related to certain transactions between affiliates, of Coopers & Lybrand L.L.P., independent public accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended March 31, 1996 and 1995, incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Any financial statements and schedules hereafter incorporated by reference in the Registration Statement of which this Prospectus is a part, that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THIS OFFERING, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses of the Registrant in connection with the distribution of the securities being registered hereunder. The Selling Stockholders will not bear any of these expenses.


SEC Filing Fee................................. $  1,854.93
Legal Fees and Expenses........................ $ 40,000.00
Accounting Fees and Expenses................... $ 15,000.00
Miscellaneous.................................. $  2,500.00
       Total                                    $ 59,354.93

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding as referred to above or in the defense of any claim, issue or matter therein, he shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested Board of Directors or by the stockholders.

     The Registrant's bylaws provide indemnification to its officers and directors against liability they may incur in their capacity as such, which indemnification is similar to that provided by Section 145, unless a determination is reasonably and promptly made by a majority of the disinterested Board of Directors that the indemnitee acted in bad faith and in a manner that the indemnitee did not believe to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, that the indemnitee believed or had reasonable cause to believe that his or her conduct was unlawful.

     The Registrant carries directors' and officers' liability insurance, covering losses up to $5,000,000 (subject to a $500,000 deductible).

     The Registrant, as a matter of policy, enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements require no specific standard of conduct for indemnification and make no distinction between civil and criminal proceedings, except in proceedings where the dishonesty of an indemnitee is alleged. Such indemnification is not available if an indemnitee is adjudicated to have acted in a deliberately dishonest manner with actual dishonest purpose and intent where such acts were material to the adjudicated proceeding. Additionally, the indemnity agreements provide indemnification for any claim against an indemnitee where the claim is based upon the indemnitee obtaining personal advantage or profit to which he or she was not legally entitled, the claim is for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state law provision, or the claim was brought about or contributed to by the dishonesty of the indemnitee.

     Section 102(b) (7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant has provided in its certificate of incorporation, as amended, that its directors shall be exculpated from liability as provided under Section 102(b) (7).

     The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 16.  EXHIBITS

4.1 Amended and Restated Certificate of Incorporation of Registrant, previously filed as Exhibit 3.1 to Registration Statement No. 33-83952 on Form S-1, which is
       incorporated herein by   reference, as amended by the
       Certificate of Merger, dated November 10, 1994, of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., and Viratek, Inc. with and into ICN Merger Corp.

4.2 Bylaws of the Registrant, previously filed as Exhibit 3.2 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference.

4.3    Form of Rights Agreement, dated as of November 2, 1994
       between the Registrant and    American Stock Transfer &
       Trust Company as Trustee, previously filed as Exhibit 4.3
       to   Registration Statement on Form 8-A, dated November
       10, 1994.

4.4. Common Stock Undertaking, dated as of February 28, 1996, by and among Gly-Derm, Inc., certain stockholders listed therein and the Registrant.

4.5    Stock Purchase Agreement by and among SeaLite Science,
       Inc. and the Registrant.

5.     Opinion of David C. Watt, Executive Vice President,
       General Counsel and Corporate      Secretary of the
       Registrant, regarding the legality of the securities being registered.

15.1   Awareness Letter of Independent Accountant regarding
       Unaudited Interim Financial Information.

15.2 Review Report of Independent Accountant for the period ended March 31, 1996, previously filed as Exhibit 15 to Quarterly Report on Form 10-Q for the quarter ended March
       31, 1996, and  incorporated herein by reference.

23.1   Consent of Coopers & Lybrand L.L.P. Independent Public
       Accountants.

23.2 Consent of David C. Watt (contained in his opinion filed as Exhibit 5).

24.    Power of Attorney (included elsewhere in the Registration
       Statement).


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to that foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa and State of California on July 16, 1996.


                                      ICN PHARMACEUTICALS, INC.


                                      /s/ Milan Panic
                                      By:  Milan Panic
                                           Chairman, President and Chief
                                           Executive Officer

                         POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Milan Panic and David C. Watt his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933,
THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING
PERSONS IN THE CAPACITY INDICATED.

SIGNATURE                        TITLE                   DATE



/s/ Milan Panic
- -------------------------------
Milan Panic                      Chairman and Chief      July 16, 1996
                                 Executive Officer
                                 (Principal Executive
                                 Officer)

/s/ John E. Giordani
- -------------------------------
John E. Giordani                 Executive Vice          July 16, 1996
                                 President, Chief
                                 Financial Officer
                                 (Principal Financial
                                 and Accounting
                                 Officer)

/s/ Norman Baker, Jr.
- -------------------------------
Norman Barker, Jr.               Director                July 16, 1996

/s/ Senator Birch E. Bayh, Jr.
- -------------------------------
Senator Birch E. Bayh, Jr.       Director                July 16, 1996

/s/ Alan F. Charles
- -------------------------------
Alan F. Charles                  Director                July 16, 1996

/s/ Roger Guillemin
- -------------------------------
Roger Guillemin, M.D., Ph.D.     Director                July 16, 1996

/s/ Adam Jerney
- -------------------------------
Adam Jerney                      Director, Executive     July 16, 1996
                                 Vice President, Chief
                                 Operating Officer
/s/ Dale Hanson
- -------------------------------
Dale M. Hanson                   Director                July 16, 1996

/s/ Weldon B. Jolley
- -------------------------------
Weldon B. Jolley, Ph.D.          Director                July 16, 1996

/s/ Jean-Francois Kurz
- -------------------------------
Jean-Francois Kurz               Director                July 16, 1996

/s/ Thomas Lenagh
- -------------------------------
Thomas H. Lenagh                 Director                July 16, 1996

/s/ Charles Manatt
- -------------------------------
Charles T. Manatt                Director                July 16, 1996

/s/ Stephen D. Moses
- -------------------------------
Stephen D. Moses                 Director                July 16, 1996

/s/ Michael Smith
- -------------------------------
Michael Smith, Ph.D.             Director                July 16, 1996

/s/ Roberts A. Smith
- -------------------------------
Roberts A. Smith, Ph.D.          Director                July 16, 1996

/s/ Richard W. Starr
- -------------------------------
Richard W. Starr                 Director                July 16, 1996


                        INDEX TO EXHIBITS

4.1 Amended and Restated Certificate of Incorporation of Registrant, previously filed as Exhibit 3.1 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference, as amended by the Certificate of Merger, dated November 10, 1994, of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc., and Viratek, Inc. with and into ICN Merger Corp.

4.2 Bylaws of the Registrant, previously filed as Exhibit 3.2 to Registration Statement No. 33-83952 on Form S-1, which is incorporated herein by reference.

4.3 Form of Rights Agreement, dated as of November 2, 1994 between the Registrant and American Stock Transfer & Trust Company as Trustee, previously filed as Exhibit 4.3 to Registration Statement on Form 8-A, dated November 10, 1994.

4.4. Common Stock Undertaking, dated as of February 28, 1996, by and among Gly-Derm, Inc., certain stockholders listed therein and the Registrant.

4.5    Stock Purchase Agreement by and among SeaLite Science,
       Inc. and the Registrant.

5.     Opinion of David C. Watt, Executive Vice President,
       General Counsel and Corporate Secretary of the
       Registrant, regarding the legality of the securities being registered.

15.1   Awareness Letter of Independent Accountant regarding
       Unaudited Interim Financial Information.

15.2 Review Report of Independent Accountant for the period ended March 31, 1996, previously filed as Exhibit 15 to Quarterly Report on Form 10-Q for the quarter ended March
       31, 1996, and incorporated herein by reference.

23.1   Consent of Coopers & Lybrand L.L.P. Independent Public
       Accountants.

23.2 Consent of David C. Watt (contained in his opinion filed as Exhibit 5).

24.    Power of Attorney (included elsewhere in the Registration
       Statement).